                                    EXHIBIT 1

               CONSOLIDATED BUSINESS RESULTS FOR THE THIRD QUARTER
                         OF THE YEAR ENDING MARCH 2004

        CONSOLIDATED BUSINESS RESULTS FOR THE THIRD QUARTER OF THE YEAR
                               ENDING MARCH 2004
                           [U.S. ACCOUNTING STANDARDS]

                                                                January 30, 2004

Listed Company:  Wacoal Corp.                    Stock Exchanges:  Tokyo, Osaka
Code Number: 3591                            Location of Principal Office: Kyoto
    (URL  http://www.wacoal.co.jp/)
Representative:   Position:  President and Representative Director
                  Name:  Yoshikata Tsukamoto
For Inquiries:    Position:  Corporate Officer, General Manager of Corporate
                  Planning Division
                  Name:  Nobuhiro Matsuda   Tel:  (075) 682-1010

1. Matters concerning preparation of the consolidated quarterly financial information

(1) Difference in the accounting methods from those used in the recent fiscal year (consolidated): None

(2)  Changes in the consolidation criteria or equity-method application:
                  Consolidated subsidiary (new):         Dalian Wacoal Co., Ltd.
                  Affiliated company subject to equity method (new):
                                                         WACOAL MALAYSIA SDN BHD

(3) As the consolidated quarterly financial information has been prepared beginning this fiscal year, no comparison was made to the same period last year.

2.   Third Quarter of the Year Ending March 2004: Consolidated Business Results

(1)  Consolidated Business Results

   (Note) Fractions less than 1 million yen in the indicated amounts have been rounded off.

                                      Sales             Operating Income      Pre-tax Net Profit        Net Profit
                               -------------------     --------------------   ------------------   ----------------------
                              Million Yen       %       Million Yen      %    Million Yen     %    Million Yen       %

Nine months ended                126,924        -           9,065        -          9,960     -          6,317       -
December 31, 2003
Nine months ended                      -        -               -        -              -     -              -       -
December 31, 2002
--------------------------------------------------------------------------------------------------------------------------
(Reference) Year Ended           163,709      0.5           7,264       1.1         4,604  (39.5)         2,898   (41.8)
March 31, 2003
--------------------------------------------------------------------------------------------------------------------------


                                                      Diluted Net Profit Per
                            Net Profit Per Share              Share
                            --------------------      ----------------------
                                           Yen                      Yen
Nine months ended                43.10                          -
December 31, 2003
Nine months ended                    -                          -
December 31, 2002
----------------------------------------------------------------------------
(Reference) Year Ended           19.48                          -
March 31, 2003
----------------------------------------------------------------------------


(Note) Percentages indicated under sales, operating income, etc. for the year ended March 31, 2003 represent the increase/decrease compared to the previous year.

[Qualitative Information regarding the Consolidated Business Results]

     For this third quarter, sales of the seasonal products such as underwear were lower than the previous year due to the warm climate during mid-October and November when those products usually account for a large portion of the total sales. Although the sales recovered as the temperature dropped in December, it did not reach the previous year's result. On the other hand, our overseas business showed favorable results.

     Based on the above, business results for this third quarter were: sales of 126,924 million yen, operating income of 9,065 million yen, pre-tax net profit of 9,960 million yen and net profit of 6,317 million yen.

(2)  Third Quarter of the Year Ending March 2004: Consolidated Financial
Condition


                               Total Assets           Equity Capital      Equity Capital Ratio  Equity Capital Per Share
                              --------------          --------------      --------------------  ------------------------
                               Million Yen             Million Yen                  %                     Yen
December 31, 2003                232,731                  174,089                 74.8                  1,187.78
December 31, 2002                      -                        -                    -                         -
--------------------------------------------------------------------------------------------------------------------------
March 31, 2003                   218,105                  160,839                 73.7                  1,097.35
--------------------------------------------------------------------------------------------------------------------------




     [Consolidated Cash Flow Status]


                               Cash Flow from        Cash Flow from          Cash Flow from       Balance of Cash and Cash
                            Operating Activities  Investment Activities   Financial Activities   Equivalents at End of Period
                            --------------------  ---------------------   --------------------   ----------------------------
                                 Million Yen           Million Yen             Million Yen               Million Yen
Nine months ended                6,055                  5,198                     281                      38,658
December 31, 2003
Nine months ended                    -                      -                       -                           -
December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------
(Reference) Year Ended           7,858                 (9,839)                 (6,006)                     27,246
March 31, 2003
-----------------------------------------------------------------------------------------------------------------------------

[Qualitative Information regarding Consolidated Financial Condition]

Cash Flow Status

     Cash and cash equivalents as of the end of this third quarter were 38,658 million yen, an increase of 11,412 million yen from the end of the previous consolidated fiscal year ended March 31, 2003.

(Cash Flow from Operating Activities)

     Cash flow from operating activities was 6,055 million yen, mainly due to net profit of the current period of 6,317 million yen, depreciation and amortization of 2,226 million yen, and an increase in liability for termination and retirement benefits which are offset by an increase in notes and accounts receivables of 2,194 million yen, an increase in inventories of 1,399 million yen, and a decrease in accrued expenses and other current liabilities (for payments of bonus and corporate tax, etc.) of 2,339 million yen.

(Cash Flow from Investment Activities)

     Cash flow from investment activities was 5,198 million yen, mainly due to redemption of short-term notes.

(Cash Flow from Financial Activities)

     Cash flow from financial activities was 281 million yen, mainly due to an increase in short-term bank loans of subsidiaries, etc.

3. Forecast for the Consolidated Business Results for the Year Ending March 31, 2004 (April 1, 2003 to March 31, 2004)


                                Sales            Operating Income     Pre-tax Net Profit      Net Profit      Net Profit Per Share
                              -----------        ----------------     ------------------   --------------     --------------------
                              Million Yen          Million Yen            Million Yen        Million Yen               Yen
Year ending March 31, 2004.     163,000               6,300                  6,700              4,500                 30.70
----------------------------------------------------------------------------------------------------------------------------------

[Qualitative Information regarding Forecast of Consolidated Business Results]
     Business results for the year ending March 31, 2004 will fall below the forecasts announced with the interim business results, as the sales of seasonal products were lower than expected.

* The foregoing estimates are made based on information available as of the date this data was released, and actual results may differ from estimates due to various factors arising in the future.

                   I-1. Summary of Consolidated Balance Sheets


                  Accounts                          Current Third Quarter                        Previous Year
                                                   As of December 31, 2003                   As of March 31, 2003
  --------------------------------------------    -------------------------               ---------------------------
                  (Assets)                               Million Yen                              Million Yen
  I. Current assets:

     Cash                                                  16,368                                    7,084
     Time deposits and certificate of deposit              22,290                                   20,162


     Marketable securities                                 42,241                                   48,250
     Notes and accounts receivable:
       Trade notes                                          2,169                                    1,742
       Trade accounts                                      20,257                                   18,688
                                                  -------------------------------------------------------------------
                                                           22,426                                   20,430
       Allowance for returns and
         doubtful receivables                              (3,088)                                  (2,288)
                                                  -------------------------------------------------------------------
                                                           19,338                                   18,142
     Inventories                                           25,425                                   24,346
     Deferred income taxes                                  4,687                                    4,653
     Other current assets                                   2,554                                    1,849
                                                  -------------------------------------------------------------------
           Total current assets                           132,903                                  124,486

  II. Property, plant and equipment:

     Land                                                  22,388                                   22,924
     Buildings                                             55,847                                   55,801
     Machinery and equipment                               12,338                                   12,248
     Construction in progress                                 103                                       78
                                                  -------------------------------------------------------------------
                                                           90,676                                   91,051
     Accumulated depreciation                             (38,093)                                 (36,880)
                                                  -------------------------------------------------------------------
           Net property, plant and                         52,583                                   54,171
           equipment

  III. Other assets:

     Investments in affiliates                             11,522                                   10,840
     Investments                                           27,192                                   17,968
     Deferred income taxes                                    773                                    3,616
     Lease deposits and other                               7,758                                    7,024
                                                  -------------------------------------------------------------------
           Total other assets                              47,245                                   39,448
                                                  -------------------------------------------------------------------
                 Total Assets                             232,731                                  218,105
                                                  -------------------------------------------------------------------


                                                     Current Third Quarter                       Previous Year
                  Accounts                          As of December 31, 2003                  As of March 31, 2003
  -----------------------------------------      -----------------------------            ----------------------------
    (Liabilities, minority interests and                 Million Yen                               Million Yen
            shareholders' equity)
  I. Current Liabilities:
     Short-term bank loans                                  7,823                                    5,633

     Notes and accounts payable:
       Trade notes                                          4,178                                    2,499
       Trade accounts                                       8,088                                    8,627
                                                 ---------------------------------------------------------------------
                                                           12,266                                   11,126

     Other payable                                          4,360                                    5,437
     Accrued payroll and bonuses                            5,573                                    7,520
     Income taxes payable                                   2,363                                    2,796
     Other current liabilities                              3,497                                      851
     Current portion of long-term debt                        218                                      213
                                                 ---------------------------------------------------------------------
           Total current liabilities                       36,100                                   33,576

  II. Long-term liabilities:
     Long-term debt                                           379                                      455
     Customer deposits                                        822                                      764
     Liability for termination and
     retirement benefits                                   16,487                                   20,650
     Deferred income taxes                                  3,131                                       39
                                                 ---------------------------------------------------------------------
           Total long-term liabilities                     20,819                                   21,908

  III. Minority interests                                   1,723                                    1,782

  IV. Shareholders' Equity:
     Common stock                                          13,260                                   13,260
     Additional paid-in capital                            25,242                                   25,242
     Retained earnings                                    135,805                                  131,466

     Accumulated other comprehensive
     income (loss):
       Foreign currency translation adjustment             (2,876)                                  (1,947)
       Unrealized gain/(loss) on securities                 5,084                                     (846)
       Minimum pension liability                           (2,380)                                  (6,293)
     Treasury stock                                           (46)                                     (43)
                                                 ---------------------------------------------------------------------
           Total shareholders' equity                     174,089                                  160,839
                                                 ---------------------------------------------------------------------
    Total liabilities, minority interests
          and shareholders' equity                        232,731                                  218,105
                                                 ---------------------------------------------------------------------

                I-2. Summary of Consolidated Statements of Income


                                                                   Nine Months                 Previous Year
                                                               From April 1, 2003            From April 1, 2002
                    Accounts                                  To December 31, 2003           To March 31, 2003
------------------------------------------------          ----------------------------   ------------------------
                                                            Million Yen         %         Million Yen        %
I. Net sales                                                  126,924         100.0        163,709         100.0
II. Operating cost and expenses
   Cost of sales                                               63,497          50.0         85,306          52.1
   Selling, general and administrative                         54,362          42.9         71,139          43.5
                                                            -----------------------------------------------------
   Total operating expenses                                   117,859          92.9        156,445          95.6
                                                            -----------------------------------------------------
  Operating income                                              9,065           7.1          7,264           4.4
III. Other income and (expenses):
   Interest income                                                254           0.2            305           0.2
   Interest expense                                               (89)         (0.0)          (165)         (0.1)
   Dividend income                                                192           0.1            220           0.1
   Gain on sale and exchange of investments                       436           0.3            436           0.3
   Valuation loss on investments                                 (116)         (0.1)        (3,566)         (2.2)
   Other-net-                                                     218           0.2            110           0.1
                                                            -----------------------------------------------------
   Total other income (expenses), net                             895           0.7         (2,660)         (1.6)
                                                            -----------------------------------------------------
Income before income taxes, equity in net
  income of affiliated companies and minority
  interests                                                     9,960           7.8          4,604           2.8
                                                            -----------------------------------------------------
Income taxes                                                    4,210           3.3          2,487           1.5
                                                            -----------------------------------------------------
Income before equity in net income of
  affiliated companies and minority interests                   5,750           4.5          2,117           1.3
Equity in net income of affiliated companies                      669           0.5            966           0.6
Minority interests                                               (102)         (0.0)          (185)         (0.1)
                                                            -----------------------------------------------------
Net income                                                      6,317           5.0          2,898           1.8
                                                            -----------------------------------------------------
Net income per share                                               43.10 yen                     19.48 yen
                                                            -----------------------------------------------------


Note: Statement of Financial Accounting Standards No. 130 "Report of Comprehensive Income" is applicable, and the increase/decrease (comprehensive income) of capital accounts other than capital transactions for the current third quarter and the previous year ended March 2003 based on the statement was an increase of 15,231 million yen and a decrease of 3,005 million yen, respectively.

              I-3. Summary of Consolidated Statements of Cash Flow


                                                                                Nine Months            Previous Year
                                                                             From April 1, 2003      From April 1, 2002
                                 Accounts                                   To December 31, 2003     To March 31, 2003
------------------------------------------------------------------------    ---------------------   --------------------
                                                                                 Million Yen             Million Yen
I.   Operating activities
 1.  Net income                                                                   6,317                    2,898
 2.  Adjustments to reconcile net income to net cash provided by operating activities
  (1)    Depreciation and amortizations                                           2,226                    2,971
  (2)    Loss on sale or disposal of property, plant and equipment                  357                      143
  (3)    Impairment charges on long-lived assets                                      -                      556
  (4)    Valuation loss on investment                                               116                    3,566
  (5)    Gain on sale and exchange of investment securities                        (436)                    (436)
  (6)    Undistributed earnings of affiliates, less dividends                      (376)                    (643)
  (7)    Changes in assets and liabilities
         Decrease (increase) in notes and accounts receivables                   (2,194)                   3,110
         Decrease (increase) in inventories                                      (1,399)                     154
         Increase (decrease) in payables                                             98                   (2,236)
         Increase in liability for termination and retirement benefits            2,483                    1,672
         Increase (decrease) in accrued expenses and other current
         liabilities                                                             (2,339)                     771
  (8)    Others                                                                   1,202                   (4,668)
                                                                            --------------------------------------------
         Net cash flow from operating activities                                  6,055                    7,858

II.  Investment activities
 1.  Proceeds from sales and redemption of marketable securities                 47,581                   59,681
 2.  Payments to acquire marketable securities                                  (41,108)                 (67,613)
 3.  Proceeds from sales of property, plant and equipment                           341                    1,416
 4.  Capital expenditure                                                         (1,385)                  (2,104)
 5.  Proceeds from sale and redemption of investments                               487                        1
 6.  Payments to acquire investments                                               (535)                    (866)
 7.  Increase in other assets                                                      (183)                    (354)
                                                                            --------------------------------------------
         Net cash flow from (used in) investment activities                       5,198                   (9,839)

III.     Financial activities
 1.  Increase (decrease) in short-term bank loans                                 2,273                   (1,647)
 2.  Proceeds from issuance of long term debt                                       213                      183
 3.  Repayment of long-term debt                                                   (224)                    (181)
 4.  Repurchase of treasury stock                                                    (3)                  (2,348)
 5.  Dividends paid on common stock                                              (1,978)                  (2,013)
                                                                            --------------------------------------------
         Net cash flow from (used in) financial activities                          281                   (6,006)
                                                                            --------------------------------------------
IV.  Effect of exchange rate changes on cash and cash equivalents                  (122)                    (148)
                                                                            --------------------------------------------
V.   Net increase (decrease) in cash and cash equivalents                        11,412                   (8,135)
VI.  Cash and cash equivalents, Beginning of period                              27,246                   35,381
                                                                            --------------------------------------------
VII. Cash and cash equivalents, End of period                                    38,658                   27,246
                                                                            --------------------------------------------

Additional Information

     Cash paid for:
       Interest                                                                      92                      154
       Income taxes                                                               5,395                    4,543
     Investment activities without cash expenditure
       Exchange of shares                                                             -                      703

                             II. Segment Information

(1)  Segment Information by Type of Business

   Nine months ended December 31, 2003
                                                             (Unit: Million Yen)

                                           Textile goods and                                Elimination or
                                            related products     Others         Total         corporate       Consolidated
                                        ---------------------   ---------    -----------  -----------------  --------------
  Sales
    (1) Sales to outside customers             116,065           10,859        126,924              -            126,924
    (2) Internal sales or transfer
        among segments                               -            5,777          5,777         (5,777)                 -
                  Total                        116,065           16,636        132,701         (5,777)           126,924
           Total operating expenses            106,081           16,414        122,495         (4,636)           117,859
           Operating income                      9,984              222         10,206         (1,141)             9,065


   Previous fiscal year ended March 31, 2003

                                                             (Unit: Million Yen)



                                           Textile goods and                                Elimination or
                                            related products     Others         Total         corporate       Consolidated
                                        ---------------------   ---------    -----------  -----------------  --------------
  Sales
    (1) Sales to outside customers             147,377           16,332        163,709              -            163,709
    (2) Internal sales or transfer
        among segments                               -            7,489          7,489         (7,489)                 -
                  Total                        147,377           23,821        171,198         (7,489)           163,709
           Total operating expenses            138,613           24,125        162,738         (6,293)           156,445
           Operating income (loss)               8,764             (304)         8,460         (1,196)             7,264


(Note)  1. Segment information is prepared based on the "consolidated interim financial statement regulations".

        2. Business segments are classified into textile goods and related products and others based on the type, quality, and resemblance in the sales market of such products.

        3. Core products of the respective business segments:
           Textile goods and related products:  innerwear (foundation, lingerie, nightwear and children's
                                                innerwear), outerwear,
                                                sportswear, hosiery, etc.

           Others: mannequins, shop design and implementation, housing, restaurant, culture, services, etc.

(2)  Segment Information by Location

   Nine months ended December 31, 2003
                                                             (Unit: Million Yen)

                                                                                            Elimination or
                                            Japan        Asia     Europe/U.S.      Total       corporate    Consolidated
                                        ------------   --------  ------------    ---------  --------------  -------------
  Sales
    (1) Sales to outside customers         112,638      3,856        10,430       126,924           -          126,924
    (2) Internal sales or transfer
        among segments                         680      2,848             -         3,528      (3,528)               -
                  Total                    113,318      6,704        10,430       130,452      (3,528)         126,924
        Total operating expenses           104,925      6,181         9,140       120,246      (2,387)         117,859
            Operating income                 8,393        523         1,290        10,206      (1,141)           9,065


   Previous fiscal year ended March 31, 2003
                                                             (Unit: Million Yen)

                                                                                            Elimination or
                                            Japan        Asia     Europe/U.S.      Total       corporate    Consolidated
                                        ------------   --------  ------------    ---------  --------------  -------------
  Sales

    (1) Sales to outside customers         145,155      4,986        13,568       163,709           -          163,709
    (2) Internal sales or transfer
        among segments                         718      3,025             -         3,743      (3,743)               -
                  Total                    145,873      8,011        13,568       167,452      (3,743)         163,709
        Total operating expenses           139,527      7,446        12,019       158,992      (2,547)         156,445
            Operating income                 6,346        565         1,549         8,460      (1,196)           7,264

(Note) 1. Segment information is prepared based on the "consolidated interim financial statement regulations".
       2. Major countries and areas included in the respective segments other than Japan
               Asia: various countries of East Asia and Southeast Asia Europe/U.S.: the U.S. and various European countries

(3)  Overseas Sales

   Nine months ended December 31, 2003
                                                             (Unit: Million Yen)

                                                                 Asia               Europe/U.S.               Total
                                                               --------            ------------             ---------
  I.    Overseas sales                                           3,856                 10,430                 14,286
  II.   Consolidated sales                                                                                   126,924
  III.  Ratio of overseas sales in consolidated sales              3.0%                   8.2%                  11.2%



   Previous fiscal year ended March 31, 2003
                                                             (Unit: Million Yen)

                                                                 Asia               Europe/U.S.               Total
                                                               --------            ------------             ---------
  I.    Overseas sales                                           4,986                 13,568                 18,554
  II.   Consolidated sales                                                                                   163,709
  III.  Ratio of overseas sales in consolidated sales              3.0%                   8.3%                  11.3%


(Note) 1. Segment information is prepared based on the "consolidated interim financial statement regulations".
       2. Major countries and areas included in the respective segments other than Japan
               Asia: various countries of East Asia and Southeast Asia Europe/U.S.: the U.S. and various European countries

                       III. Status of Production and Sales

(1)  Production Results


                                                            Nine months                       Previous fiscal Year
                                                      Ended December 31, 2003                 Ended March 31, 2003
                                                ------------------------------------    -----------------------------------
     Segment name by type of business             Amount         Distribution Ratio       Amount         Distribution Ratio
  ----------------------------------------      -----------      -------------------    -----------      ------------------
                                                Million Yen                 %               Million Yen             %
     Textile goods and related products           54,542               100.0              69,670               100.0


(2)  Sales Results


                                                              Nine months                       Previous fiscal Year
                                                        Ended December 31, 2003                 Ended March 31, 2003
                                                  ------------------------------------    -----------------------------------
     Segment name by type of business               Amount         Distribution Ratio       Amount         Distribution Ratio
------------------------------------------        -----------      -------------------    -----------      ------------------
                                                  Million Yen                  %               Million Yen             %

              Innerwear
                    Foundation and lingerie        91,743                  72.3            116,741                71.3
                    Nightwear                       9,549                   7.5             12,710                 7.8
 Textile            Children's underwear            2,067                   1.6              2,515                 1.5
  goods     Subtotal                              103,359                  81.4            131,966                80.6
   and        Outerwear/Sportswear                  7,779                   6.1              9,440                 5.8
 related      Hosiery                               1,558                   1.2              1,672                 1.0
products      Other textile goods and
               related products                     3,369                   2.7              4,299                 2.6
            Total                                 116,065                  91.4            147,377                90.0
   Others                                          10,859                   8.6             16,332                10.0
Total                                             126,924                 100.0            163,709               100.0
